Wells Fargo Gaming Capital Loans Nevada Gold $11 Million
Company Refinances Debt

HOUSTON, Oct. 10, 2011 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex:UWN), today announced that the Company reached an agreement with Wells Fargo Gaming Capital, LLC to refinance $11.0 million of the Company's existing debt and pay fees associated with the transaction. In addition, its current senior lender has extended the Company's remaining $4.0 million loan until June 30, 2015.

“We believe that this is a great step in the right direction for Nevada Gold. The new financing is approximately the same rate as our previous blended rate and also gives the Company significant additional financial flexibility,” said Robert Sturges, CEO of Nevada Gold. “We also believe it is very noteworthy that Nevada Gold has been able to attract the interest of a financial institution with the stature and credibility of Wells Fargo.”

Proceeds of the $11.0 million loan will be used to retire outstanding amounts under Nevada Gold's existing indebtedness, of which $4.0 million was due May 12, 2012 and $5.0 million was due July 23, 2012. The Company will also retire $2.0 million of the $6.0 million current senior debt that was due June 30, 2013. The Wells Fargo loan is due three years from the closing date, which was October 7, 2011.

Rossoff & Company, LLC served as a financial adviser to Nevada Gold and Casinos on the transaction.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 11 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACT:
         Nevada Gold & Casinos, Inc.
         Robert B. Sturges, CEO or Jim Kohn, CFO
         (713) 621-2245

         ICR
         Don Duffy
         (203) 682-8200